                                 SCHEDULE 14A

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Rule 14a-12

                                JP REALTY, INC.
      ----------------------------------------------------------
               (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

  [_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
   Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  (1) Amount previously paid:

  (2) Form, schedule or registration statement no.:

  (3) Filing party:

  (4) Date filed:

                                JP Realty, Inc.
                              35 Century Park-Way
                           Salt Lake City, Utah 84115

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             To Be Held May 3, 2000

To the Stockholders of
JP Realty, Inc.:

  The 2000 Annual Meeting of Stockholders of JP Realty, Inc. (the "Company") will be held at the University of Utah, Utah Museum of Fine Arts, The Marcia and John Price Museum Building, 410 Central Campus Drive, Salt Lake City, Utah, on Wednesday, May 3, 2000, at 10:00 a.m., MDT, for the following purposes:

  1. To elect one Class I director to serve on the Company's Board of Directors for a term of three years, expiring at the 2003 Annual Meeting of Stockholders;

  2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for 2000; and

  3. To transact such other business as may properly come before the 2000 Annual Meeting or any postponements and adjournments thereof.

  The close of business on March 24, 2000 has been fixed by the Company's Board of Directors as the record date for the determination of the stockholders entitled to notice of, and to vote at, the 2000 Annual Meeting or any postponements or adjournments thereof.

  We hope all stockholders who can do so will attend the 2000 Annual Meeting in person. Whether or not you plan to attend, we urge you to complete, date and sign the enclosed proxy card and return it promptly in the enclosed postage-prepaid envelope provided for that purpose. By returning your proxy promptly you can help the Company avoid the expense of follow-up mailings to ensure the presence of a quorum at the 2000 Annual Meeting. If you attend the 2000 Annual Meeting, you may revoke your proxy and vote your shares in person.

  THE ENCLOSED PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE PROPOSED ITEMS.

                                        By Order of the Board of Directors,

                                        /s/ Paul K. Mendenhall
                                        Paul K. Mendenhall
                                        Secretary

Salt Lake City, Utah
April 3, 2000

                                JP Realty, Inc.
                                PROXY STATEMENT
                      FOR ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 3, 2000

  This Proxy Statement is being furnished in connection with the solicitation of proxies by, and on behalf of, the Board of Directors of JP Realty, Inc., a Maryland corporation (the "Company"), for use at the 2000 Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at the University of Utah, Utah Museum of Fine Arts, The Marcia and John Price Museum Building, 410 Central Campus Drive, Salt Lake City, Utah, on Wednesday, May 3, 2000, at 10:00 a.m., MDT, or at any postponements or adjournments thereof.

  Stockholders are requested to complete, date and sign the enclosed proxy card (the "Proxy") and return it in the postage-prepaid envelope provided.

  Valid Proxies will be voted as specified thereon at the Annual Meeting. Any stockholder giving a Proxy in the accompanying form retains the power to revoke such Proxy at any time prior to its exercise by delivering to the Company a written notice of revocation or a duly executed Proxy bearing a later date or upon request if the stockholder attends the Annual Meeting and chooses to vote in person. Any notice of revocation sent to the Company must include the stockholder's name and must be received prior to the Annual Meeting to be effective. If a Proxy is properly signed, returned without specifying any instructions and not revoked prior to the Annual Meeting, the shares represented by such Proxy will be voted FOR the election of the one nominee to serve as a Class I director until the 2003 Annual Meeting of Stockholders and FOR ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for 2000.

  This Proxy Statement, the Notice of Annual Meeting of Stockholders and the Proxy are first being sent to stockholders on or about April 3, 2000.

                                 ANNUAL REPORT

  This Proxy Statement is accompanied by the Annual Report to Stockholders of the Company for the year ended December 31, 1999, including financial statements audited by PricewaterhouseCoopers LLP, the Company's independent auditors, and their report thereon, dated February 2, 2000.

                       VOTING SECURITIES AND RECORD DATE

  Holders of shares of Common Stock, $.0001 par value (the "Common Stock"), of the Company will be entitled to one vote for each share of Common Stock held of record at the close of business on March 24, 2000 (the "Record Date") with respect to the election of one Class I director to serve on the Company's Board of Directors for a term of three years, the ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors and any other proposal for stockholder action as may properly come before the Annual Meeting. Holders of shares of Price Group Stock, $.0001 par value (the "Price Group Stock"), of the Company vote together as a single class with the holders of Common Stock on the foregoing matters and are entitled to one vote for each share of Price Group Stock held of record at the close of business on the Record Date. In addition, holders of shares of Price Group Stock have other voting rights as specified below under "ELECTION OF DIRECTORS." Abstentions and broker non-votes are each included in the determination of the number of shares present and voting for the purposes of determining whether a quorum is present at the Annual Meeting and each is tabulated separately. The shares of Common Stock and Price Group Stock represented by valid Proxies which abstain with respect to any matter will not be counted as an affirmative vote in determining whether the requisite vote of the shares were cast in favor of that matter.

  The disposition of business scheduled to come before the Annual Meeting, assuming a quorum is present, will require the following affirmative votes:
(i) for the election by the holders of Common Stock and Price Group Stock of the one nominee to serve as a Class I director, a plurality of the shares of Common Stock and Price Group Stock, voting together as a single class, present or represented by Proxy at the Annual Meeting; (ii) for the election by the holders of the Price Group Stock of the remaining nominee to serve as a Class I director, a plurality of the shares of Price Group Stock, present or represented by Proxy at the Annual Meeting; and (iii) for the ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for the calendar year ending December 31, 2000, a majority of the shares of Common Stock and Price Group Stock, voting together as a single class.

  As of the Record Date, the Company had issued and outstanding 16,019,290 shares of Common Stock and 200,000 shares of Price Group Stock.

                           1. ELECTION OF DIRECTORS

  Pursuant to the Company's Amended and Restated Articles of Incorporation and By-Laws, the Board of Directors of the Company shall be comprised of seven directors. The Board of Directors currently consists of six directors, John Price, G. Rex Frazier, Warren P. King, James A. Anderson, Allen P. Martindale and Sam W. Souvall, and is divided into three classes, with Mr. Frazier constituting the sole Class I director, Messrs. King, Martindale and Souvall constituting the Class II directors and Messrs. Price and Anderson constituting the Class III directors. In November 1999, Albert Sussman, a Class I director and member of the Board of Directors since 1994, retired from the Board of Directors, leaving a vacancy on the Board of Directors to be filled at this Annual Meeting. One class of directors is elected at each Annual Meeting of the Company's stockholders for a term of three years. The term of the Class I director expires at the Annual Meeting. The terms of the other two classes of directors expire at the 2001 Annual Meeting (Class II directors) and the 2002 Annual Meeting (Class III directors).

  Under the Company's Amended and Restated Articles of Incorporation, for the period that John Price, his spouse and children, any lineal descendants of any of the foregoing, any estates of any of the foregoing, any trusts created for their benefit, and entities which any of the foregoing control (together, the "Price Group") continue to hold a combined 10% or greater direct or indirect economic interest in Price Development Company, Limited Partnership, a Maryland limited partnership (the "Operating Partnership"), in which the Company holds an 82.2% controlling general partner interest and through which the Company conducts all of its business, the holders of Price Group Stock will elect two of the seven members of the Board of Directors and the holders of Common Stock and Price Group Stock, voting together as a single class, will elect the remaining five members of the Board of Directors. Of the directors serving on the Board of Directors during 1999, the holders of the Price Group Stock were responsible for the election of Mr. Sussman, a Class I director who retired in November 1999, and Mr. Martindale, a Class II director.

  Mr. Frazier has been nominated by the Board of Directors for re-election as a Class I director by the holders of Common Stock and Price Group Stock, voting together as a single class, at the Annual Meeting to serve until the 2003 Annual Meeting of Stockholders or until his respective successor is elected and qualified. It is intended that the shares of Common Stock and Price Group Stock represented by properly executed Proxies will be voted by the Proxy holders FOR the re-election of Mr. Frazier, unless authority to so vote is withheld. If the candidacy of Mr. Frazier should, for any reason, be withdrawn, the Proxy holders will vote in favor of such substituted nominee (if any) as shall be designated by the Proxy holders. The Board of Directors has no reason to believe that Mr. Frazier will be unable or unwilling to serve as a Class I director if elected.

Nominees for Election as Class I Directors

  The following information is furnished regarding the nominee for election as a Class I director by the holders of Common Stock and Price Group Stock, voting together as a single class.

  G. Rex Frazier, age 56, has served as President, Chief Operating Officer and a Director since September 1993. Prior to January 1994, Mr. Frazier served as President and Chief Operating Officer of Fairfax since 1986, prior to which he had served as Executive Vice President, Vice President-Finance and Director of Finance. Mr. Frazier has been involved in the real estate industry since 1976. He is a certified public accountant and, prior to joining Fairfax, worked as an audit supervisor with Touche Ross & Company. Mr. Frazier is a graduate of the University of Utah.

  The Board of Directors recommends a vote FOR the re-election of Mr. Frazier as a Class I director of the Company.

  The following information is furnished regarding the nominee who will be elected as a Class I director by the holders of the Price Group Stock at the Annual Meeting to fill the vacancy resulting from Mr. Sussman's retirement.

  Blaine Huntsman, age 63, has been nominated to serve as a Class I director on the Board of Directors. Since 1995, Mr. Huntsman has been a principal at Teton Creek Management Company (an investment management company). From 1988 to 1995, Mr. Huntsman served as Chairman of the Board and Chief Executive Officer of Olympus Capital Corporation (a holding company for Olympus Bank). Mr. Huntsman is a member of the Board of Directors of Jore Corporation (a manufacturer of power and hand tools) and a member of the Board of Trustees of The Achievement Funds Trust, which oversees a family of mutual funds. Mr. Huntsman has also served on the Board of Directors of Zions Cooperative Mercantile Institution (from 1977 to 1999), Geneva Steel (from 1988 to 1996), Dean Witter Reynolds, Inc. (from 1978 to 1982), Kahler Realty Corporation (from 1994 to 1996) and Arcata Corporation (from 1978 to 1982). From 1975 to 1980, Mr. Huntsman was Dean of the Graduate School of Business and College of Business at the University of Utah and, from 1969 to 1997, was a Professor of Finance at the David Eccles School of Business at the University of Utah. Mr. Huntsman received a bachelor's degree from University of Utah and a doctorate degree in economics from the University of Pennsylvania.

Continuing Class II Directors

  The following information is furnished regarding the Class II directors (who will continue to serve on the Board of Directors until the 2001 Annual Meeting of Stockholders or until their respective successors are elected and qualified).

  Warren P. King, age 62, has been a director since the formation of the Company and was appointed Vice Chairman of the Board of Directors in 1994. Prior to the formation of the Company, Mr. King served as Vice Chairman of the Board of Directors and Chairman of the Finance Committee of Fairfax beginning in 1977 and has been involved in the real estate industry since 1974. He is the President and Chief Executive Officer and director of Alta Industries-- Utah, Ltd. (a distributor of ferrous and nonferrous metals and a manufacturer of roofing, siding, and other structural components). He is a certified public accountant and is a graduate of Stevens Henager Business College.

  Allen P. Martindale, age 68, has been a director since the formation of the Company. Since 1988, Mr. Martindale has served as the President of A.P.M. Associates (a management consulting firm). Mr. Martindale has served as a director of Smith's Food and Drug Center, Inc. (a retail food and drug store) since 1970 and served such company in several senior executive capacities since that date, including Chairman of the Board of Directors and Chief Executive Officer. He also served as President and Chief Executive Officer of Arden-Mayfair from 1964 to 1970. Mr. Martindale is a certified public accountant and a graduate of the University of California at Los Angeles.

  Sam W. Souvall, age 79, has been a director since the formation of the Company. Since 1979, Mr. Souvall has been Chairman of the Board of Alta Industries--Utah, Ltd. and, from 1970 to 1978, was President and Chief Executive Officer of that company. From 1972 to 1984, Mr. Souvall served as a director of Valley Bank & Trust

Company and as Chairman of the Board of Directors from 1984 to 1988. Mr. Souvall also served as Chairman of the Board of Directors of Utah
Bancorporation from 1980 to 1988, and as President and Chief Executive Officer of Souvall Bros. Intermountain Wholesalers from 1946 to 1969.

Continuing Class III Directors

  The following information is furnished regarding the Class III directors (who will continue to serve on the Board of Directors until the 2002 Annual Meeting of Stockholders or until their respective successors are elected and qualified).

  John Price, age 66, has served as Chairman of the Board of Directors and Chief Executive Officer since September 1993. Mr. Price formed Fairfax Realty, Inc. ("Fairfax"), the principal entity through which the business of the predecessor of the Company was conducted, in 1972 and it's predecessor, John Price Associates, Inc., a construction company, in 1957. Mr. Price has developed and built substantial retail and commercial real estate properties during his 42 years in the real estate industry and has been involved in all facets of real estate development, construction, leasing, management and financing. Mr. Price is a member of the Board of Directors and the Executive Committee of Alta Industries-Utah, Inc. (a distributor of ferrous and nonferrous metals and a manufacturer of roofing, siding, and other structural components). Mr. Price is also a member of the National Association of Real Estate Investment Trusts Legislative Advisory Council, a member of the Board of Trustees and Management Committee of the Salt Lake Organizing Committee for 2002 Winter Olympic Games, and a member of the Advisory Board of the First Security Bank of Utah, N.A. Mr. Price is a graduate of the University of Utah.

  James A. Anderson, age 64, has been a director since the formation of the Company. From 1978 to 1993, Mr. Anderson was the Chairman of the Board of Directors of the State of California Mining and Geology Board. He also was the Executive Vice President of Fulcrum Management, Inc. (a public and private natural resource venture capital investment company) from 1987 to 1991, and was a director of Venture Trident Ltd. Partnership (the parent company of Fulcrum Management, Inc.). He also served as a director of Homestake Mining Company from 1980 to 1987 and as Executive Vice President from 1979 to 1987. Mr. Anderson received his bachelor's degree in geological engineering from the University of Utah, a master's degree in mining geology, a doctorate degree in economic geology from Harvard University and a degree in business administration from the Stanford University Executive Program.

  Vacancies occurring on the Board of Directors (i) as a result of the removal of a director for cause may be filled by either the stockholders of the Company or a majority of the remaining directors or (ii) for any other cause, including an increase in the size of the Board of Directors, may be filled by a majority of the remaining directors. Vacancies occurring on the Board of Directors as a result of the death, resignation, removal or retirement of a director elected by the holders of Price Group Stock shall be filled by holders representing a majority of the outstanding shares of Price Group Stock. In addition, any change in the size of the Board of Directors must be approved by holders representing a majority of the outstanding shares of Price Group Stock.

  There is no familial relationship among any of the members of the Board of Directors or executive officers of the Company.

            2. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

  The Board of Directors has appointed PricewaterhouseCoopers LLP as the independent auditors to examine the accounts of the Company for the 2000 calendar year. PricewaterhouseCoopers LLP and its predecessor, Price Waterhouse LLP, have served as the Company's independent auditors since the Company was formed. In the event that ratification of this appointment of auditors is not approved by the affirmative vote of a majority of the shares of Common Stock and the Price Group Stock, voting together as a single class, the Board of Directors will review its future selection of auditors.

  A member of PricewaterhouseCoopers LLP is expected to be in attendance at the Annual Meeting to make a statement and to respond to questions.

  The Board of Directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors.

                    BOARD OF DIRECTORS, COMMITTEE MEETINGS
                         AND COMPENSATION OF DIRECTORS

Board of Directors and Committees of the Board of Directors

  During the fiscal year ended December 31, 1999, the Board of Directors held four meetings. Each of the Company's directors attended at least 75% of the board meetings and assigned committee meetings held in 1999.

  The Board of Directors has three standing committees: the Executive Committee, the Audit Committee and the Executive Compensation Committee. The Company does not have a standing nominating committee; the usual functions of such committee are performed by the entire Board of Directors.

  Executive Committee. John Price (Chairman), G. Rex Frazier and Warren P. King are members of the Executive Committee. This committee, which met 42 times in 1999, has the authority to acquire, dispose of and finance investments for the Company and to authorize the execution of contracts and agreements, including those related to the borrowing of money by the Company, and to generally exercise all other powers of the Board of Directors, except as prohibited by law.

  Audit Committee. Warren P. King (Chairman), Allen P. Martindale and Sam W. Souvall are members of the Audit Committee. This committee, which met three times in 1999, makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls.

  Executive Compensation Committee. Warren P. King (Chairman), James A. Anderson and Sam W. Souvall are members of the Executive Compensation Committee. This committee, which met once in 1999, determines compensation for the Company's executive officers and administers and reviews the Company's 1993 Stock Option Plan.

Compensation of Directors

  The Company pays an annual fee of $15,000 to its non-employee directors. Directors who are employees of the Company are not paid any director fees. The Company also reimburses directors for travel expenses incurred in connection with their activities on behalf of the Company. In addition, on the date of each Annual Meeting of the Company's stockholders, each non-employee director then in office receives an annual grant of options to purchase 1,000 shares of Common Stock at the then current market price. Additionally, each non-employee director is granted options to purchase 10,000 shares of Common Stock at the then current market price upon becoming a member of the Executive Committee and options to purchase an additional 2,000 shares at the then current market price on the date of each Annual Meeting of the Company's stockholders thereafter that such non-employee director continues to be a member of the Executive Committee.

                            EXECUTIVE COMPENSATION

Summary of Executive Compensation

  The following table sets forth certain information concerning the compensation paid by the Company to its Chief Executive Officer and Chairman of the Board of Directors and to its President and Chief Operating Officer, Vice President and General Counsel, Vice President--Chief Financial Officer and Treasurer, and Vice President--Chief Investment Officer and Secretary, the Company's four most highly compensated executive officers other than the Chief Executive Officer (together with the Chief Executive Officer, the "Named Executive Officers").

                          Summary Compensation Table

                                                           Long-Term
                                Annual Compensation   Compensation Awards
                               --------------------- ---------------------
  Name and Principal                                      Securities          All Other
      Positions        Year    Salary($) Bonus($)(1) Underlying Options(#) Compensation($)
  ------------------   ----    --------- ----------- --------------------- ---------------
John Price(2)          1999    $136,360    $70,350           9,000             $ 8,844(3)
 Chairman of the Board 1998     130,000     78,000          12,500               7,077(4)
 and Chief Executive
  Officer              1997     118,500     53,325             --               13,313(5)

G. Rex Frazier         1999    $146,360    $75,600           9,000             $ 7,861(3)
 President and Chief   1998     142,360     84,000          12,500               7,585(4)
 Operating Officer     1997     134,000     60,300             --               14,596(5)

David R. Sabey         1999    $112,360    $25,410           6,000             $ 6,428(3)
 Vice President and
  General              1998     108,860     31,631           5,000               6,168(4)
 Counsel               1997     103,000     20,394             --                8,941(5)

M. Scott Collins       1999    $104,360    $35,700           6,000             $ 6,080(3)
 Vice President--Chief
  Financial            1998     101,360     44,550          25,000               5,834(4)
 Officer and Treasurer 1997(6)   56,857     20,000             --                3,261(5)

Paul K. Mendenhall     1999    $ 91,360    $31,150           5,000             $ 5,969(3)
 Vice President--Chief
  Investment           1998      88,360     38,700          10,000               5,723(4)
 Officer and Secretary 1997      82,500     24,750             --               10,459(5)

--------
(1) Bonuses received for 1997, 1998 and 1999 were paid in February of 1998, 1999 and 2000, respectively.

(2) Mr. Price receives a minimum of $100,000 in annual compensation and participates in other standard benefit programs available to senior executives generally pursuant to a year-to-year employment and non-competition agreement that was entered into on January 21, 1994, the closing date of the Company's initial public offering (the "IPO").

(3) Amounts received in 1999 for each of the Named Executive Officers are as follows:

                         Health     Life                Retirement
                        Insurance Insurance 401(k) Plan    Plan    Total
                        --------- --------- ----------- ---------- ------
    John Price           $1,870    $1,890     $1,000      $4,084   $8,844
    G. Rex Frazier        1,870       675      1,000       4,316    7,861
    David R. Sabey        1,870       261      1,000       3,297    6,428
    M. Scott Collins      1,870       153      1,000       3,057    6,080
    Paul K. Mendenhall    1,870       432      1,000       2,667    5,969

(4) Amounts received in 1998 for each of the Named Executive Officers are as follows:

                         Health     Life                Retirement
                        Insurance Insurance 401(k) Plan    Plan     Total
                        --------- --------- ----------- ---------- -------
    John Price           $1,715    $1,890     $1,000      $2,472    $7,077
    G. Rex Frazier        1,715       675      1,000       4,194     7,585
    David R. Sabey        1,715       261      1,000       3,192     6,168
    M. Scott Collins      1,715       153      1,000       2,966     5,834
    Paul K. Mendenhall    1,715       432      1,000       2,577     5,723

(5) Amounts received in 1997 for each of the Named Executive Officers are as follows:

                         Health     Life                Retirement
                        Insurance Insurance 401(k) Plan    Plan     Total
                        --------- --------- ----------- ---------- -------
    John Price           $7,708    $1,053     $1,000      $3,552   $13,313
    G. Rex Frazier        9,147       432      1,000       4,017    14,596
    David R. Sabey        4,592       261      1,000       3,088     8,941
    M. Scott Collins      1,569        34        --        1,658     3,261
    Paul K. Mendenhall    6,530       432      1,000       2,497    10,459

(6) Mr. Collins joined the Company as Vice President--Chief Financial Officer and Treasurer on May 23, 1997.

Option Grants for Calendar Year 1999

  The following table sets forth as to each of the Named Executive Officers information with respect to option grants during 1999.

                         Option Grants in Fiscal 1999

                                                                               Potential Realizable Value
                                                                                 at Assumed Annual Rates
                    Number of    Percent of                                          of Stock  Price
                    Securities Total Options                                        Appreciation for
                    Underlying   Granted to                                          Option Term (1)
                     Options    Employees in  Exercise of Base                 ---------------------------
       Name         Granted(#) Fiscal Year(%)   Price ($/Sh)   Expiration Date     5%($)        10%($)
------------------  ---------- -------------- ---------------- --------------- ------------- -------------
John Price            9,000         15.0%          $18.13         10/26/03     $     102,589 $     259,982
G. Rex Frazier        9,000         15.0%           18.13         10/26/03           102,589       259,982
David R. Sabey        6,000         10.0%           18.13         10/26/03            68,393       173,321
M. Scott Collins      6,000         10.0%           18.13         10/26/03            68,393       173,321
Paul K. Mendenhall    5,000          8.3%           18.13         10/26/03            56,995       144,434

--------
(1) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on option exercises and holdings of Common Stock are dependent on the future performance of the Common Stock.

Option Exercises/Values of Unexercised Options

  The following table sets forth as to each of the Named Executive Officers information with respect to option exercises during 1999 and unexercised options on December 31, 1999.

                Aggregated Option Exercises in Last Fiscal Year
                     and Fiscal Year-End Option Values(1)

                                                       Number of
                                                 Securities Underlying     Value of Unexercised
                                                Unexercised Options at     In-the-Money Options
                        Shares                    Fiscal Year-End(#)     at Fiscal Year-End($)(2)
                       Acquired       Value    ------------------------- -------------------------
       Name         on Exercise(#) Realized($) Exercisable Unexercisable Exercisable Unexercisable
------------------  -------------- ----------- ----------- ------------- ----------- -------------
John Price               --            --        214,500      19,000          $0           $0
G. Rex Frazier           --            --         55,515      24,000           0            0
David R. Sabey           --            --         23,000      12,000           0            0
M. Scott Collins         --            --          5,000      26,000           0            0
Paul K. Mendenhall       --            --         37,143      17,000           0            0

--------
(1)  No SARs are held by any of the Named Executive Officers.

(2) In accordance with the rules of the Securities and Exchange Commission (the "Commission"), values are calculated by subtracting the exercise price of an option from the fair market value of the underlying Common Stock. At December 31, 1999, the exercise prices of all outstanding options ranged from $17.50 to $25.38. For purposes of this table, fair market value is deemed to be $15.625, the closing price of the Common Stock reported for the New York Stock Exchange on December 31, 1999.

Report on Executive Compensation

  This report is presented to describe the compensation policies applied by the Executive Compensation Committee of the Board of Directors with regard to the Company's executive officers and the basis for the compensation of John Price, Chief Executive Officer of the Company, for the year 1999.

  Compensation Philosophy. The Company's compensation program for executive officers is based upon a desire to achieve both its short-term and long-term business goals and strategies with a view to enhancing stockholder value. To achieve its goals, the Company recognizes that it must adopt a compensation program which will attract, retain and motivate qualified and experienced executive officers and that its compensation program should align the financial interests of its executive officers with those of its stockholders.

  Compensation of Executive Officers (other than the Chief Executive Officer). Each year, the Executive Compensation Committee reviews the compensation of each executive officer of the Company for the previous year. In approving the 1999 annual salary for each of the executive officers, the Executive Compensation Committee considered several factors, including the individual's salary for the previous year, the individual's anticipated bonus (if any) for the previous year, the scope of the individual's responsibilities, the recommendations of management as to salary and bonus formula for the subsequent year, the Company's historical financial results and the Company's anticipated financial performance. The compensation determination for each individual was largely subjective and no specific weight was given to any particular factor. In addition to their base salaries, the executive officers of the Company are eligible to participate in the Management Incentive Compensation Plan described below and to receive discretionary bonuses tied to their individual performances and the overall performance of the Company.

  Compensation of Chief Executive Officer. The Executive Compensation Committee determined the 1999 annual salary for John Price, Chief Executive Officer of the Company, based upon a number of factors and criteria, including the Company's historical financial results, the Company's anticipated financial performance and the requirements of Mr. Price. As Chief Executive Officer, Mr. Price is also eligible to participate in the Management Incentive Compensation Plan described below and to receive discretionary bonuses tied to his individual performance and the overall performance of the Company.

  1993 Stock Option Plan. The Company believes that providing executive officers with opportunities to acquire significant equity stakes in its growth and prosperity through the grant of stock options will enable the Company to attract and retain qualified and experienced executive officers. Stock options represent a valuable portion of the compensation program for the Company's executive officers. Stock options are generally awarded to executive officers at the time that they join the Company and periodically thereafter. The exercise price of stock options has thus been tied to the fair market value of the Company's Common Stock on the date of the grant and will only have value if the value of the Common Stock increases. The size of the initial grants of stock options made to the existing executive officers (other than M. Scott Collins) was determined in connection with the formation of the Company. As of December 31, 1999, there has been only three additional grants of stock options to executive officers under the plan. Future grants of stock options to executive officers will generally be made by the Executive Compensation Committee upon the recommendation of management and will be based upon the level of each executive officer's position with the Company, an evaluation of the executive officer's past and expected future performance, the number of outstanding and previously granted options and discussions with the executive officer.

  Management Incentive Compensation Plan. The Company established an incentive compensation plan for its executive officers beginning in 1995. The plan provides that each executive officer will earn a cash bonus for a particular calendar year equal to a percentage of such executive officer's annual base salary provided that the Company's funds from operations per share of Common Stock increase at specified levels as compared to the previous year. The Executive Compensation Committee will review the plan at the end of each fiscal year to determine if it should be retained or revised to take into consideration future developments.

                       Executive Compensation Committee

                           Warren P. King, Chairman
                               James A. Anderson
                                Sam W. Souvall

Compensation Committee Interlocks and Insider Participation

  John Price, Chief Executive Officer of the Company, is a director of Alta Industries--Utah, Ltd.; Warren P. King, a director of the Company and the Chairman of the Executive Compensation Committee of the Company's Board of Directors, is the President and Chief Executive Officer of Alta Industries-- Utah, Ltd.

                            SHARE PERFORMANCE GRAPH

  The graph and table set forth on the following page compare the cumulative total stockholder return on the Company's Common Stock, for the period of December 31, 1994 through December 31, 1999, with the NAREIT Equity Retail REIT Total Return Index, the NAREIT Equity Mall REIT Total Return Index and the S&P 500 Index for the same period. The graph and table assume an investment of $100 in the Common Stock and each index on or about December 31, 1994 and the reinvestment of all dividends.



                                  [SHARE PERFORMANCE GRAPH APPEARS HERE]
                        Dec. 31, 1994    Dec. 31, 1995  Dec. 31, 1996   Dec. 31, 1997   Dec. 31, 1998   Dec. 31, 1999
---------------------------------------------------------------------------------------------------------------------
Equity Retail REIT          100.00           105.10         141.47          165.45           157.60         139.05
---------------------------------------------------------------------------------------------------------------------
Equity Mall REIT            100.00           103.00         149.62          170.11           165.66         141.51
---------------------------------------------------------------------------------------------------------------------
S&P 500 Index               100.00           137.43         168.98          225.37           289.78         350.72
---------------------------------------------------------------------------------------------------------------------
JP Realty, Inc.             100.00           110.40         140.86          151.28           124.38         109.87
---------------------------------------------------------------------------------------------------------------------

  There can be no assurance that the Company's share performance will continue into the future with the same or similar trends depicted in the graph above. The Company will not make or endorse any predictions as to future share performance.

  The foregoing Share Performance Graph and the Report on Executive Compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent that the Company specifically incorporates such graph or report by reference and shall not otherwise be deemed filed under such acts.

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

  Section 16(a) of the Exchange Act requires the Company's directors, executive officers and holders of more than 10% of the outstanding shares of Common Stock ("10% Stockholders") to file with the Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, executive officers and 10% Stockholders are required by the Commission's regulations to furnish the Company with copies of all Section 16(a) forms and amendments thereto filed during any given year.

  Based on review of the copies of such reports and amendments thereto furnished to the Company and representations from the Company's directors, executive officers and 10% Stockholders that no other reports were required to be filed, the Company believes that for the year ended December 31, 1999 the Company's directors, executive officers and 10% Stockholders complied with all
Section 16(a) filing requirements applicable to them, except that Terry Bybee, Vice President--Construction, failed to timely file an initial report of ownership upon becoming an executive officer of the Company on January 1, 1999.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Management Contracts

  The Company provided third-party management services for certain properties owned directly or indirectly by John Price, Chairman of the Board of Directors and Chief Executive Officer of the Company, as follows: (i) an office building in Salt Lake City, Utah, the owner of which paid the Company a management fee of $113,000, $115,000 and $105,000 in 1999, 1998 and 1997, respectively
(Fairfax, a company which is wholly-owned by Mr. Price, is a general partner of the owner of this building); (ii) a commercial building in Salt Lake City, Utah, the owner of which paid the Company a management fee of $1,900 in 1997 (Mr. Price was the general partner of the owner of this building); and (iii) a commercial building in Albuquerque, New Mexico, the owner of which paid the Company a management fee of $6,000 and $5,000 in 1999 and 1998, respectively (Mr. Price is the general partner of the owner of the building).

Computer Services

  The Company contracts for computer services from Alta Computer Services, Inc. ("Alta Computer"). Alta Computer is majority owned by John Price, Chairman of the Board of Directors and Chief Executive Officer of the Company, Warren P. King, a director of the Company, and Sam W. Souvall, a director of the Company. The Company paid $192,000, $175,000 and $200,000 in 1999, 1998 and 1997, respectively, for such services.

Accounting and Management Services

  The Company has entered into a management agreement under which it performs certain accounting and management functions on behalf of Fairfax. Management fees collected by the Company under this agreement totaled $72,000 for each of the three years ended December 31, 1999.

Boise Towne Square Settlement

  On March 17, 1997, a settlement agreement was entered into by the Company, Boise Mall Development Company, Ltd. ("BDMC"), a Utah partnership which is beneficially owned by, among others, John Price (Chairman of the Board of Directors and Chief Executive Officer of the Company), G. Rex Frazier (President and Chief Operating Officer and a director of the Company), Paul K. Mendenhall (Vice President--Chief

Investment Officer and Secretary of the Company), Martin G. Peterson (Vice President--Administration of the Company), Greg Curtis (Vice President-- Property Management of the Company), Warren P. King (a director of the Company), Fairfax and JPET II Company, Ltd. (a limited partnership in which John Price is the sole general partner ("JPET")) and which contributed Boise Towne Square to the Company, and the successor to the company that owned a certain parcel adjacent to Boise Towne Square (the "Prior Owner"), which parcel was believed to be the source of an environmental contaminant that had been found to affect Boise Towne Square as well as certain other adjacent parcels. The settlement agreement, which was approved by the unanimous vote of the independent directors of the Board of Directors of the Company, memorialized the final settlement of all claims that the Company and BMDC had against the Prior Owner relating to the environmental condition existing at Boise Towne Square. In connection with the settlement agreement, BMDC, which retained all claims of an environmental nature with respect to Boise Towne Square that it held on the date of the contribution of such property to the Company, received a cash payment totaling $4.5 million for its prior damages. In addition, the Company received a cash payment of $1.1 million which was intended to defray, based on independent studies of the condition, the additional costs that may be incurred by the Company in any future expansion of Boise Towne Square as result of such environmental condition and to reimburse the Company for certain sums escrowed at the time of, and in connection with, its formation and the closing of the IPO. In addition, the Company received from the Prior Owner a broad indemnification relating to such environmental condition as well as covenant to complete the ongoing remediation of such environmental condition.

                   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

  The following table sets forth certain information as of the Record Date regarding the beneficial ownership of the Company's Common Stock and Price Group Stock with respect to (i) each person known to the Company to be the beneficial owner of 5% or more of the Company's outstanding shares of Common Stock and Price Group Stock; (ii) the Named Executive Officers; (iii) the Company's directors and nominees for director; and (iv) all directors and executive officers of the Company as a group.

                         Beneficial Ownership Table(1)

          Name and Business Address            Shares Beneficially Percent of
           of Beneficial Owner(2)                     Owned          Shares
---------------------------------------------  ------------------- ----------
John Price(3)................................       3,273,968        17.06%
Warren P. King(4)............................         201,982         1.23
G. Rex Frazier(5)............................         101,365            *
Sam W. Souvall(6)............................          53,351            *
Paul K. Mendenhall(7)........................          50,557            *
Allen P. Martindale(8).......................          30,000            *
David R. Sabey(9)............................          29,061            *
James A. Anderson(10)........................          11,000            *
M. Scott Collins(11).........................          12,000            *
Blaine Huntsman(12)..........................             --           --
All Directors and Executive Officers
of the Company as a Group (13 Persons).......       3,856,954        19.59
Fairfax Realty, Inc.(13)
35 Century Park-Way
Salt Lake City, Utah 84115...................       2,967,313        15.67

          Name and Business Address            Shares Beneficially Percent of
           of Beneficial Owner(2)                     Owned          Shares
---------------------------------------------  ------------------- ----------
Fairfax Holding, L.L.C.(14)
35 Century Park-Way
Salt Lake City, Utah 84115...................       2,967,313        15.67%
AXA Finanical, Inc. (15)
1290 Avenue of the Americas
New York, New York 10104.....................       1,712,084        10.56

--------
*  An asterisk indicates ownership of less than 1%.

(1) For purposes of this table, a person is deemed to be the beneficial owner of shares of Common Stock if that person has the right to acquire such shares within 60 days of the Record Date by the exercise of any stock option or any other right to convert or exchange outstanding securities. The Company is the sole general partner of, and owns an 82.2% controlling general partner interest in, the Operating Partnership. Units of limited partner interests in the Operating Partnership (the "OP Units") are exchangeable, at the option of the holders thereof, for shares of Common Stock on a one-for-one basis (subject to adjustment in the event of stock splits, dividends, combinations or reclassifications). OP Units and stock options held by a person are deemed to have been exchanged or exercised for the purpose of computing the percentage of outstanding shares of Common Stock beneficially owned by such person, but shall not be deemed to have been exchanged or exercised for the purpose of computing the percentage of outstanding shares of Common Stock beneficially owned by any other person. The Company has the right to convert any outstanding shares of Price Group Stock on a one-for-one basis into shares of Common Stock in the event that the combined direct or indirect economic interest held by the Price Group in the Operating Partnership falls below 10%. Even though such economic interest held by the Price Group is not below the 10% level, for purposes of this table, shares of Price Group Stock are deemed to be converted into an equivalent number of shares of Common Stock. Additionally, for the purposes of this table, a person or entity shall be deemed to be a beneficial owner of shares of Common Stock if such person or entity has or shares either investment or voting power with respect to such shares.

(2) The business address of each officer and/or director of the Company named herein is JP Realty, Inc., 35 Century Park-Way, Salt Lake City, Utah 84115.

(3) Includes (i) 37,201 OP Units held by Mr. Price, (ii) 2,713,313 OP Units, 54,000 shares of Common Stock and 200,000 shares of Price Group Stock held by Fairfax Holding, L.L.C., a limited liability company in which Mr. Price holds an approximate 85% direct and indirect interest ("Holding"),
     (iii) 4,454 OP Units held by JPET, and (iv) options to purchase 220,000 shares of Common Stock. Mr. Price, through his control of Holding and JPET, exercises sole investment and voting power over the OP Units, shares of Common Stock and shares of Price Group Stock held by such entities and disclaims beneficial ownership of the OP Units, shares of Common Stock and shares of Price Group Stock held by Holding and JPET, except to the extent of his approximate 85% interest in Holding and his approximate 6% interest in JPET.

(4) Includes (i) 80,952 OP Units held by Mr. King, (ii) 16,008 OP Units held by Mr. King's wife, Florence K. King, (iii) 42,022 OP Units held by certain partnerships in which Mr. King holds various interests, and (iv) options to purchase 33,000 shares of Common Stock.

(5) Includes (i) 31,831 OP Units and (ii) options to purchase 63,515 shares of Common Stock.

(6) Includes (i) 23,371 OP Units held by S.W. Souvall Trust and (ii) options to purchase 11,000 shares of Common Stock. Of the shares of Common Stock reported in the table, 2,300 shares are owned of record by S.W. Souvall Co., a partnership in which Mr. Souvall and his wife each hold 2% general partner interests, and 2,300 shares are owned of record by Sary Enterprises, a partnership of which Mr. Souvall and his wife are 11% and 3% owners, respectively. Mr. Souvall disclaims beneficial ownership of the shares of Common Stock held by S.W. Souvall Co. and Sary Enterprises, except to the extent of Mr. and Mrs. Souvall's ownership interests therein.

(7) Includes (i) 7,187 OP Units and (ii) options to purchase 42,810 shares of Common Stock.

(8)  Includes options to purchase 3,000 shares of Common Stock.

(9) Includes (i) 1,595 OP Units and (ii) options to purchase 27,100 shares of Common Stock.

(10)  Includes options to purchase 11,000 shares of Common Stock.

(11)  Includes options to purchase 12,000 shares of Common Stock.

(12) Mr. Huntsman has been nominated to serve as a Class I director on the Board of Directors.

(13) Includes 2,713,313 OP Units, 54,000 shares of Common Stock and 200,000 shares of Price Group Stock held by Holding. Fairfax exercises shared investment and voting power with respect to the OP Units, shares of Common Stock and shares of Price Group Stock held by Holding and disclaims beneficial ownership of such OP Units, shares of Common Stock and shares of Price Group Stock, except to the extent of its approximate 44% interest in Holding. All securities beneficially owned by Fairfax are additionally identified as being beneficially owned by Mr. Price and Holding.

(14) Includes 2,713,313 OP Units, 54,000 shares of Common Stock and 200,000 shares of Price Group Stock. All securities beneficially owned by Holding are additionally identified as being beneficially owned by Mr. Price and Fairfax.

(15) On its Schedule 13G/A filed with the Commission February 10, 2000, AXA Financial, Inc., AXA Conseil Vie Assurance Mutuelle, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle and AXA reported sole voting power with respect to 490,083 shares of Common Stock beneficially owned by them, shared voting power with respect to 1,219,049 shares of Common Stock beneficially owned by them, sole dispositive power with respect to 1,708,835 shares of Common Stock beneficially owned by them and shared dispositive power with respect to 3,249 shares of Common Stock beneficially owned by them.

                                 OTHER MATTERS

  The Board of Directors knows of no other business which will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that Proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the Proxies.

                                 MISCELLANEOUS

  The cost of soliciting Proxies will be borne by the Company. This solicitation is being made by mail, but may also be made by officers, directors and regular employees of the Company by telephone, telegraph, facsimile transmission, electronic transmission, mail or personal interview. No additional compensation will be given to officers, directors or employees for such solicitation. The Company will request brokers and nominees who hold shares of Common Stock in their names to furnish proxy material to beneficial owners of such shares and will reimburse such brokers and nominees for their reasonable expenses incurred in forwarding solicitation material to such beneficial owners.

                            STOCKHOLDERS' PROPOSALS

  Any stockholder who intends to submit a proposal at the 2001 Annual Meeting of Stockholders and who wishes to have the proposal considered for inclusion in the proxy statement and proxy card must, in addition to complying with the applicable laws and regulations governing submissions of such proposals, deliver the proposal to the Company no later than December 5, 2000. Such proposals should be sent to Paul K. Mendenhall, Secretary, at JP Realty, Inc., 35 Century Park-Way, Salt Lake City, Utah 84115.

  Any stockholder who intends to submit a proposal at the 2001 Annual Meeting of Stockholders without including such proposal in the proxy statement for such Annual Meeting must notify the Company of such proposal by March 4, 2001, but in no event earlier than February 3, 2001. If a stockholder fails to give notice by

March 4, 2001, then the persons named as proxies in the Proxies solicited by the Board of Directors for the 2001 Annual Meeting of Stockholders may exercise discretionary voting power with respect to any such proposal.

  A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K (FILED WITH THE COMMISSION AND THE NEW YORK STOCK EXCHANGE), WHICH CONTAINS ADDITIONAL INFORMATION ABOUT THE COMPANY, IS AVAILABLE WITHOUT CHARGE TO ANY STOCKHOLDER. REQUESTS SHOULD BE DIRECTED TO PAUL K. MENDENHALL, SECRETARY, AT JP REALTY, INC., 35 CENTURY PARK-WAY, SALT LAKE CITY, UTAH 84115.

                                        By Order of the Board of Directors,

                                        /s/ Paul K. Mendenhall
                                        Paul K. Mendenhall
                                        Secretary

Salt Lake City, Utah
April 3, 2000

                             FOLD AND DETACH HERE
                                JP REALTY, INC.                           PROXY

                 PROXY FOR 2000 ANNUAL MEETING OF STOCKHOLDERS

  The undersigned stockholder of JP Realty, Inc., a Maryland corporation, acting under the laws of the State of Maryland, hereby constitutes and appoints John Price and G. Rex Frazier, and each of them, the attorneys and proxies of the undersigned, each with the power of substitution, to attend and act for the undersigned at the 2000 Annual Meeting of Stockholders of said corporation to be held on May 3, 2000 at 10:00 a.m., MDT, at the University of Utah, Utah Museum of Fine Arts, The Marcia and John Price Museum Building, 410 Central Campus Drive, Salt Lake City, Utah 84111, and at any adjournments or postponements thereof, and in connection therewith to vote all of the shares of said stock of said corporation which the undersigned would be entitled to vote, as follows on the reverse side of this proxy.

  Said attorneys and proxies, and each of them, shall have all the powers which the undersigned would have if acting in person. The undersigned hereby revokes any other proxy to vote at such meeting and hereby ratifies and confirms all that said attorneys and proxies, and each of them, may lawfully do by virtue hereof. Said proxies, without hereby limiting their general authority, are specifically authorized to vote in accordance with their best judgment with respect to all matters incident to the conduct of the meeting, all matters presented at the meeting but which are not known to the Board of Directors at the time of the solicitation of this proxy and, with respect to the election of any person as a Director, if a bona fide nominee for the office is named in the Proxy Statement and such nominee is unable to serve, or will not serve, to vote for any other person.

               (Continued, and to be signed on the reverse side)


------------------------------------------------------------------------------
                              FOLD AN DETACH HERE

THIS PROXY CARD IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF JP REALTY, INC.

Please mark your vote as indicated in the example  [ X ]

1.  ELECTION OF G. REX FRAZIER AS A CLASS I
    DIRECTOR TO SERVE ON THE BOARD OF
    DIRECTORS UNTIL THE 2003 ANNUAL MEETING OF
    STOCKHOLDERS

    FOR         AGAINST         ABSTAIN
    [ ]           [ ]             [ ]

2.  PROPOSAL TO RATIFY THE APPOINTMENT
    OF PRICEWATERHOUSECOOPERS, LLP
    AS INDEPENDENT AUDITORS OF THE CORPORATION


    FOR         AGAINST         ABSTAIN

    [ ]           [ ]             [ ]

Each of the above-named proxies present at said meeting, either in person or by substitute, shall have and exercise all the powers of said proxies hereunder. This proxy shall be voted in accordance with the choices specified by the undersigned on this proxy. IF NO INSTRUCTIONS TO THE CONTRARY ARE INDICATED HEREON, THIS PROXY WILL BE TREATED AS A GRANT OF AUTHORITY TO VOTE FOR THE ELECTION OF THE CLASS I NOMINEE FOR THE BOARD OF DIRECTORS NAMED ABOVE AND AS A GRANT OF AUTHORITY TO VOTE FOR THE PROPOSALS STATED ABOVE AND ON ANY OTHER MATTER TO BE VOTED UPON.

                      The undersigned acknowledges receipt of the Notice of Annual Meeting and Proxy Statement relating to the 2000 Annual Meeting of Stockholders.

                      PLEASE SIGN, DATE AND RETURN YOUR PROXY
                      PROMPTLY IN THE POSTAGE PREPAID ENVELOPE PROVIDED.


Signature(s) ______________________________ Date: _________________________

IMPORTANT: In signing this proxy, please sign your name or names on the signature line in the same manner as it appears on your stock certificate. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such. EACH JOINT TENANT SHOULD SIGN SEPARATELY.


-----------------------------------------------------------------------------
                             FOLD AND DETACH HERE